UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/31/2008

Bluegreen Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-19292

MA	03-0300793
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4960 Conference Way North, Suite 100, Boca Raton, FL 33431
(Address of principal executive offices, including zip code)

561-912-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

2008 Term Securitization

On March 31, 2008, the Company completed a private offering and sale of $60.0 million of timeshare loan-backed securities (the "2008 Term Securitization"). The amount of the receivables sold totaled $68.6 million, including: (1) $61.4 million of loans in aggregate principal of timeshare loans that were previously transferred under an existing timeshare loans purchase facility with Branch Banking & Trust Company ("BB&T") (the "BB&T Purchase Facility"); and (2) $7.2 million of timeshare loans owned by Bluegreen immediately prior to the 2008 Term Securitization.   BB&T Capital Markets acted as the Initial Purchaser in the 2008 Term Securitization.

The proceeds from the 2008 Term Securitization were used to: (1) repay $51.0 million of the $60.6 million outstanding under the BB&T Purchase Facility; (2) deposit initial amounts in a required cash reserve account; (3) pay certain transaction fees and expenses; and (4) and provide net cash proceeds of $5.8 million to Bluegreen, which will be used for general corporate purposes and debt service. Bluegreen also received a retained interest in the future cash flows from the 2008 Term Securitization. The timeshare loans were sold to BRFC 2008-A LLC, a wholly-owned, special purpose finance subsidiary of the Company (the "Subsidiary"). The Subsidiary then sold the timeshare loans to BXG Receivables Note Trust 2008-A, a Delaware statutory trust (a qualified special purpose entity), without recourse to Bluegreen or the Subsidiary except for breaches of certain representations and warranties at the time of sale. The Company expects to account for this transaction as an "off-balance sheet" sale of receivables.

The securities sold in the 2008 Term Securitization have not been registered under the Securities Act and may not be offered or sold except in reliance on an exemption from such registration requirements.

Expansion of existing debt arrangement

The Company has renewed the BB&T Purchase Facility (previously mentioned above), extending the facility to May 2010 and expanding the facility amount to a cumulative purchase price of $150 million on a revolving basis, subject to the terms of the facility and certain conditions precedent. The original BB&T Purchase Facility signed on June 1, 2006 allowed for transfers of notes receivable for a cumulative purchase price of up to $137.5 million, on a revolving basis, through May 2008.

As a result of the amounts repaid under the BB&T Purchase Facility with the proceeds of the 2008 Term Securitization (as described above), availability under the facility is currently approximately $140 million and accordingly Bluegreen Timeshare Finance Corporation I, a wholly-owned, special purpose finance subsidiary of the Company, may transfer additional timeshare loans for a cumulative purchase price of up to approximately $140 million, on a revolving basis, through May 2010 at approximately 83% of the principal balance, subject to the eligibility requirements and certain conditions precedent.

Repayment of $55 Million of Senior Secured Notes

On March 31, 2008, Bluegreen repaid in full its $55 million, 10.5% Senior Secured Notes plus all accrued interest immediately prior to the maturity of the Notes on April 1, 2008.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 1, 2008 James Martin, Senior Vice President and General Counsel resigned his position with the Company effective April 30, 2008.

Statements in this Form 8-K may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties, including but not limited to the risk that the BB&T Purchase Facility may not be available pursuant to its terms or at all, the risk that the Company may not be able to successfully securitize its timeshare loans in the future, and the risks and other factors detailed in the Company's SEC filings, including its most recent Annual Report on Form 10-K filed on March 3, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bluegreen Corporation

Date: April 04, 2008	By:	/s/ Anthony M. Puleo
Anthony M. Puleo
Senior Vice President, Chief Financial Officer & Treasurer